EXHIBIT 99.2.1

                                                         [LOGO - HONEYWELL]


NEWS RELEASE

Media contacts:
David Gottlieb
Honeywell
516-921-6704, ext. 6460
david.gottlieb@honeywell.com
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Rob Bakshi
Silent Witness Enterprises Ltd.
604-574-1523
rbakshi@silentwitness.com
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            HONEYWELL TO ACQUIRE SILENT WITNESS ENTERPRISES LTD.

             ACQUISITION EXPANDS THE FAST GROWING CCTV SEGMENT
                      OF HONEYWELL'S SECURITY BUSINESS

     SYOSSET, N.Y. and SURREY BC, October 10, 2003 - Honeywell International Inc. (NYSE: HON) and Silent Witness Enterprises Ltd. (NASDAQ:
SILW) announced today that they have entered into a definitive agreement in which Honeywell has agreed to make an all cash takeover bid to acquire all of the outstanding common shares of Silent Witness at $11.27 CDN per share. Silent Witness is a leading provider of video monitoring technology based in Surrey, BC, Canada. The board of directors of Silent Witness has unanimously recommended that its shareholders accept Honeywell's offer.

     "Silent Witness produces outstanding products that are innovative and reliable," says Ben Cornett, President of Honeywell Security Group. "This acquisition is a strong, strategic fit in the growing security segment. It complements our existing closed circuit television (CCTV) product offerings, while dramatically broadening our capabilities in the rapidly growing video surveillance segment. Our customers will benefit from expanded solutions that address specialized security requirements, particularly in the financial and banking sector and in mobile applications in the transportation industry."

     Rob Bakshi, Chairman, President and CEO of Silent Witness, commented, "This is great news for Silent Witness' shareholders, and it's exciting for our customers and employees. Honeywell, with its extensive resources and commitment to the security business, will enable us take our video products and technologies to the next level."

     Silent Witness, founded in 1986, is a designer and manufacturer of high-performance CCTV cameras, digital and analog storage solutions, digital processing technologies and network-based remote video surveillance. Silent Witness has annual worldwide sales of approximately $56 million CDN and employs approximately 165 people.

     The offer will be made by way of an all-cash takeover bid to be governed by applicable securities laws. Offering materials and a directors' circular containing the recommendation of the Silent Witness board of directors are expected to be mailed no later than October 26, 2003. The takeover bid will be subject to applicable regulatory approvals (if any) and other customary terms and conditions, including a condition that at least 90 percent of the Silent Witness shares are tendered to the bid.

     Silent Witness executive officers beneficially owning approximately 9% of Silent Witness' outstanding shares have committed to support the transaction and have entered into deposit agreements. The two companies expect to complete the acquisition in the fourth quarter of 2003.

     Honeywell International is a diversified technology and manufacturing leader based in Morris Township, N.J. With 2002 revenues of $22 billion, the company serves customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; specialty chemicals; fibers; and electronic and advanced materials. The company's shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. Honeywell is one of the 30 stocks that comprise the Dow Jones Industrial Average; it is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com. Honeywell Security Group is part of Honeywell's Automation and Control Solutions (ACS) group, a global leader in providing product and service solutions that improve efficiency and profitability, support regulatory compliance, and maintain safe, comfortable environments in homes, buildings and industry. For more information about Honeywell ACS, access http://www.acs.honeywell.com/.

     This news release does not constitute an offer to purchase any securities, nor a solicitation of a proxy, consent or authorization for or with respect to a meeting of the shareowners of Silent Witness Enterprises Ltd. or any action in lieu of a meeting. Any offers to purchase or solicitations will be made only pursuant to separate materials in compliance with the requirements of applicable Canadian and U.S. federal and state securities laws.

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     THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS DEFINED IN SECTION
21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING STATEMENTS ABOUT FUTURE BUSINESS OPERATIONS, FINANCIAL PERFORMANCE AND MARKET CONDITIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES INHERENT IN BUSINESS FORECASTS AS FURTHER DESCRIBED IN OUR FILINGS UNDER THE SECURITIES EXCHANGE ACT.
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